Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30913, 333-67677) of Greater Bay Bancorp of our report dated June 26, 2006 relating to the financial statements of the Greater Bay Bancorp 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

June 26, 2006